                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-44286

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 17, 2001)

                           [LOGO] EUROPE 2001 HOLDRs

                       1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS SM Trust

   This prospectus supplement supplements information contained in the prospectus dated January 17, 2001 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS SM Trust.

   The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                             Primary
                                                               U.S.
                                                     Share   Trading
                 Name of Company             Ticker Amounts   Market
      -------------------------------------  ------ ------- ----------
      AEGON N.V.                              AEG       5      NYSE
      Alcatel                                 ALA       3      NYSE
      Amdocs Limited                          DOX       3      NYSE
      ARM Holdings p.l.c.                    ARMHY      8   Nasdaq NMS
      ASM International N.V.                  ASMI     13   Nasdaq NMS
      ASM Lithography Holding N.V.            ASML      7   Nasdaq NMS
      AstraZeneca p.l.c.                      AZN       4      NYSE
      Autonomy Corporation p.l.c.             AUTN      6   Nasdaq NMS
      Aventis S.A.                            AVE       2      NYSE
      AXA                                     AXA       3      NYSE
      Bookham Technology p.l.c.               BKHM     12   Nasdaq NMS
      BP Amoco p.l.c.                          BP       4      NYSE
      Business Objects S.A.                   BOBJ    4.5   Nasdaq NMS
      Cable & Wireless p.l.c.                 CWP       4      NYSE
      DaimlerChrysler AG                      DCX       4      NYSE
      Deutsche Telekom AG                      DT       5      NYSE
      Diageo p.l.c.                           DEO       5      NYSE
      Elan Corporation, p.l.c.                ELN       4      NYSE
      LM Ericsson Telephone Company          ERICY     16   Nasdaq NMS
      GlaxoSmithKline p.l.c.(/1/)             GSK       6      NYSE
      Infineon Technologies AG                IFX       5      NYSE
      ING Groep N.V.                          ING       2      NYSE
      IONA Technologies p.l.c.                IONA      3   Nasdaq NMS
      Jazztel p.l.c.                          JAZZ     11   Nasdaq NMS
      Koninklijke Philips Electronics N.V.    PHG       5      NYSE
      KPNQuest N.V.                           KQIP      8   Nasdaq NMS
      Millicom International Cellular S.A.    MICC      6   Nasdaq NMS
      Nokia Corp.                             NOK       5      NYSE
      Novartis AG                             NVS       5      NYSE
      QIAGEN N.V.                            QGENF      6   Nasdaq NMS
      Repsol YPF, S.A.                        REP      11      NYSE
      Royal Dutch Petroleum Company            RD       3      NYSE
      Ryanair Holdings p.l.c.                RYAAY      4   Nasdaq NMS
      SAP AG                                  SAP       4      NYSE
      Scottish Power p.l.c.                   SPI       7      NYSE
      Serono S.A.                             SRA       9      NYSE
      Shire Pharmaceuticals Group p.l.c.     SHPGY      4   Nasdaq NMS
      Smartforce p.l.c.                       SMTF      6   Nasdaq NMS
      Sonera Group p.l.c.                     SNRA      9   Nasdaq NMS
      STMicroelectronics N.V.                 STM       4      NYSE
      Telefonica S.A.                         TEF    3.06      NYSE
      Terra Networks, S.A.                    TRLY     15   Nasdaq NMS
      Total Fina Elf S.A.                     TOT       3      NYSE
      UBS AG                                  UBS       1      NYSE
      Unilever N.V.                            UN       3      NYSE
      United Pan-Europe Communications N.V.  UPCOY     13   Nasdaq NMS
      Vivendi Universal                        V        3      NYSE
      Vodafone Airtouch p.l.c.                VOD       6      NYSE
      WPP Group p.l.c.                       WPPGY      3   Nasdaq NMS

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 30, 2001.